Exhibit 23.7

CONSENT

To:	Rare Earths Americas, Inc. (the “Company”)

Re:	Registration Statement on Form S-1 of the Company

McGarry Geoconsulting Corp. is the authoring firm of the report titled “Updated Alpha Project, Bahia, Brazil, Technical Report Summary,” with a report effective date of October 31, 2025, as updated on March 25, 2026, regarding the mining property known as the Alpha Project (the “Project”), which was prepared in accordance the Securities and Exchange Commission (“SEC”) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for the Company (as updated, the “Qualified Person Report”).

McGarry Geoconsulting Corp. understands that the Company wishes to make reference to McGarry Geoconsulting Corp.’s name and the Qualified Person Report in its Registration Statement on Form S-1 (as amended, the “Registration Statement”) to be prepared and filed with the SEC in connection with the Company’s initial public offering. McGarry Geoconsulting Corp. further understands that the Company wishes to use extracts and/or information from the Qualified Person Report in the Registration Statement related to the Project. McGarry Geoconsulting Corp. has been provided with a copy of the Registration Statement and has reviewed the proposed disclosure identified above.

Accordingly, in respect of the Registration Statement, McGarry Geoconsulting Corp. does hereby consent to:

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the use of, and references to, its name in the Registration Statement;
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the use of, and references to, the Qualified Person Report in the Registration Statement; and
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the use of, in the Registration Statement, extracts and information from the Qualified Person Report, or portions thereof (“Undersigned’s Information”).

McGarry Geoconsulting Corp. confirms that where its work involved a mineral resource or mineral reserve estimate, such estimates comply with the requirements for mineral resource and mineral reserve estimation under Subpart 1300 of Regulation S-K promulgated by the SEC.

McGarry Geoconsulting Corp. also confirms that its representatives have read the disclosure in the Registration Statement that relate to the Undersigned’s Information and the Project, and McGarry Geoconsulting Corp. confirms that the disclosure included in the Registration Statement does not contain a misrepresentation.

Dated: April 10, 2026

By:	/s/ Leon McGarry
Name:	Leon McGarry
Title:	President and Principal Geologist